Exhibit 10.1

RETENTION BONUS AGREEMENT

As you know, The AZEK Company Inc. (the “Company”) has agreed to merge with James Hardie Industries plc (“JHI”) (the “Merger”). Your role is critical to our continued success and future growth, especially as we look ahead to the next chapter as a combined company with James Hardie. Because your role is important to the successful execution of our strategic plans, and you may be asked to increase your responsibilities as part of integration, the Company is prepared to offer you the incentive arrangement described below to ensure that the Company will benefit from your continued employment and strong commitment through the date that the Merger is completed (the “Merger Completion Date”) and into the subsequent integration period.

Subject to the terms and conditions set forth in this letter, you will be entitled to a retention bonus in the amount set forth in the confidential exhibit emailed to you (the “ Retention Bonus ”) payable as follows: (1) 50% on or immediately prior to the Merger Completion Date, and (2) 50% on the date that is six (6) months after the Merger Completion Date, subject in each case to your continued employment with the Company and its affiliates (including, on and following the Merger Completion Date, JHI and its affiliates) through the applicable payment dates; provided, however, that if on or following the Merger Completion Date (x)  JHI and its affiliates (inclusive of the Company and its affiliates) terminates your employment without Cause or you terminate your employment with the Company for Good Reason (in each case as defined in the Company’s Executive Severance Plan or Non-Executive Severance Plan, as applicable), and (y) you execute a release of claims in favor of the Company and its affiliates (including JHI and its affiliates) in the Company’s customary form, and you do not revoke the release during the seven-day period immediately following your execution of it, you will be entitled to payment of any unpaid portion of the Retention Bonus. Any payment in respect of the Retention Bonus shall be made to you no later than fifteen (15) business days following the first to occur of (i) the date that an installment of the Retention Bonus becomes due in accordance with this paragraph, or (ii) the date that the release of claims become irrevocable following a termination of your employment without Cause or for Good Reason, if applicable.

If your employment with the Company is terminated by the Company for Cause or by you for any reason other than for Good Reason, you will forfeit any right to receive any unpaid portion of the Retention Bonus.

You acknowledge that, except as may otherwise be provided under any other written agreement between you and the Company, your employment is “at will” and may be terminated by either you or the Company at any time and for any reason.

This letter agreement may not be amended or modified, except by an agreement in writing signed by you and an authorized representative of the Company (or its successor). This letter constitutes the entire agreement on the subject of retention payments relating to the Merger and supersedes all prior understandings or agreements between the parties hereto, whether oral or written, with respect to the subject matter hereof.

This letter shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place. The term “Company,” as used in this letter, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this letter.

This letter shall be governed by, and construed in accordance with, the laws of the State of Illinois, without reference to its conflict of law rules. All payments under this letter are subject to withholding for applicable income and payroll taxes or otherwise as required by law and do not constitute eligible compensation for purposes of any benefit plan in which you might participate.

Please be mindful of the fact that the Company has made this retention bonus opportunity available to a select group of employees of the Company. By accepting this opportunity, you agree to keep strictly confidential the fact that you have received this letter agreement as well as its contents. You may disclose this letter agreement and its contents to your spouse or domestic partner and financial and legal advisor(s).

Completion of the Merger is subject to a number of conditions, and it is possible that the Merger will not occur. If the Merger does not occur, your Retention Bonus opportunity will immediately terminate.

We look forward to a promising future. In order to be eligible to receive these benefits, you must indicate your acceptance of the Retention Bonus opportunity and its terms and conditions, by going to UKG Pro and acknowledging receipt of this agreement. If you do not acknowledge this agreement in UKG Pro by [   ], 2025, the Retention Bonus opportunity will expire and may not be accepted by you.

Very truly yours,

Sandra Lamartine
SVP & Chief Human Resources Officer